UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2007

The Smith & Wollensky Restaurant Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-16505	58-2350980
(State or Other	(Commission File Number)	(I.R.S. Employer
Jurisdiction of		Identification No.)
Incorporation)

880 Third Avenue New York, NY (Address of Principal Executive Offices)	10022 (Zip Code)

Registrant’s telephone number, including area code: (212) 838-2061

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-l2 under the Exchange Act (17 CFR 240. l4a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.l4d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.l3e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors;Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Change in Control Protection Plan

General. On April 16, 2007, The Smith & Wollensky Restaurant Group, Inc. (the “Company”) adopted a Change in Control Protection Plan (the “Plan”), which permits the Company to provide retention and severance benefits (collectively, “Change in Control Benefits”) to specified employees (“Participants”) who may be adversely affected by a change in corporate control. Employees are eligible to participate in the Plan after they have been given a participation agreement signed by a duly authorized officer of the Company. A complete copy of the Plan, including a form of participation agreement, is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by reference. The discussion below provides a brief summary of the Plan’s material terms, which is qualified entirely by reference to the attached Plan.

Retention Benefits. Generally, a Participant will receive a retention benefit in the amount specified in his or her participation agreement if a Change in Control (as defined in the Plan) occurs and the Participant remains employed until the retention date specified in that Participant’s participation agreement (the “Retention Date”) or the Participant incurs a Covered Termination (as defined below).

Severance Benefits. Generally, a Participant will receive severance benefits in an amount specified in his or her participation agreement if he or she incurs a Covered Termination on or after a Change in Control. However, a Participant will not be entitled to severance benefits if he or she is offered employment with Alan Stillman, the Company’s Chairman and Chief Executive Officer, or any entity he directly or indirectly controls following termination of that Participant’s employment. As a condition for the payment of severance benefits, the Plan requires that Participants:

•	agree not to accept employment from Alan Stillman or any entity that he directly or indirectly controls during the Severance Payment Period (as defined below);

•	execute a general release of claims in favor of the Company and its affiliates; and

•	agree to certain post-employment covenants.

Definition of Covered Termination. For the purposes of the Plan, a Covered Termination means that, at any time on or after the later of a Change in Control or, if applicable, the Retention Date, either:

•	the Participant has resigned from the Company for Good Reason (as defined in the Plan), or

•	the Participant’s employment with the Company is involuntarily terminated by the Company without Cause (as defined in the Plan);

provided, however, the participant’s employment with the Company shall not be considered involuntarily terminated in connection with the liquidation, dissolution, merger, consolidation or reorganization of the Company, or the transfer of all or substantially all of the Company’s assets if the successor to which all or substantially all of its assets have been transferred assumes the duties and obligations of the Company under the Plan.

Timing of Payments. If a Participant becomes entitled to retention benefits, the Company will pay the retention benefits in a lump sum cash payment within 30 days following the later of the date of the Change in Control or, if applicable, the Retention Date.

If a Participant becomes entitled to severance benefits, he or she will be paid over a period of six months in equal monthly installments (the “Severance Payment Period”). However, a Participant’s severance benefits will cease if he or she accepts employment during the Severance Payment Period with Alan Stillman or any entity he directly or indirectly controls at a salary that is not less than 95% of such Participant’s salary prior to the Change in Control.

Administration. The Company’s Compensation Committee will serve as Plan Administrator and be responsible for the general administration and management of the Plan. Subject to the Plan’s terms, the Plan Administrator has the discretion to interpret and apply the provisions of the Plan and to determine all questions relating to eligibility for Plan benefits. The Plan Administrator has broad discretion to interpret or construe ambiguous, unclear, or implied but omitted terms in any fashion it deems appropriate.

Excess Parachute Payments. Unless otherwise provided in a participation agreement, no Change in Control Benefit that would otherwise constitute “excess parachute payments” within the meaning of Internal Revenue Code Section 280G, or cause any other amounts to be excess parachute payments, will be payable under the Plan.

Retention and Severance Benefits for the Company’s Executive Officers. The Company’s board of directors has authorized retention and severance benefits for our executive officers in the following amounts to the extent such benefits are triggered under the Plan:

Executive Officer	Amount of Retention Benefits	Amount of Severance Benefits
Alan Stillman Chairman of the Board, Chief Executive Officer	--	--
Eugene I. Zuriff President	$ 25,000	$ 190,000
Samuel Goldfinger Chief Financial Officer, Executive Vice President of Finance, Treasurer, Secretary	$ 150,000	$ 240,000

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Smith & Wollensky Restaurant Group, Inc. Change in Control Protection Plan and Summary Plan Description

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

By: /s/ Samuel Goldfinger

Name:	Samuel Goldfinger
Title:	Chief Financial Officer

Date: April 19, 2007

Exhibit Index

Exhibit No.	Description
99.1	Smith & Wollensky Restaurant Group, Inc. Change in Control Protection Plan and Summary Plan Description